Exhibit 1(e)

ARTICLES SUPPLEMENTARY TO THE ARTICLES

OF INCORPORATION

OF

MERRILL LYNCH SERIES FUND, INC.

Merrill Lynch Series Fund, Inc., a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter referred to as the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST: Pursuant to authority expressly vested in the Board of Directors of the Company by Article V of the Articles of Incorporation of the Company, the Board of Directors has duly redesignated the Class A Common Stock as Multiple Strategy Portfolio Common Stock.

SECOND: Except to change the designation of such class of the Company’s Common Stock, the preferences, conversions and other rights, voting powers, restrictions as to dividends and qualifications of such class of the Company’s Common Stock remain as stated in Article V of the Articles of Incorporation of the Company.

IN WITNESS WHEREOF, Merrill Lynch Series Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President or one of its Vice Presidents and its corporate seal to be hereunto affixed and attested by its Secretary on the [    ] day of February, 1985.

MERRIL LYNCH SERIES FUND, INC.

By:	/s/ Arthur Zeikel
President
Arthur Zeikel

(SEAL)

Attest:

/s/ Michael J. Hennewinkel
Secretary
Michael J. Hennewinkel

THE UNDERSIGNED, President of MERRILL LYNCH SERIES FUND, INC., who executed on behalf of said corporation the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles Supplementary to the Charter to be the corporate act of said corporation and further certifies that, to the best of his knowledge information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/ Arthur Zeikel
Arthur Zeikel
President